Exhibit 99.2

Monday June 10, 2002

Press Release

iDine Rewards Network Completes Equity Private Placement

MIAMI--June 10, 2002--iDine Rewards Network Inc. (AMEX: IRN) today announced it completed its previously announced private placement of 3 million shares of common stock at a price of $9.50 per share, or an aggregate price of $28.5 million, to 15 unaffiliated institutional investors.

iDine Rewards Network Inc. offers its members a variety of dining savings and rewards programs at more than 8,000 restaurants throughout the United States via means of a registered credit card platform. The Company currently has 12.3 million credit cards registered through 9.3 million enrolled accounts. Dining incentives are offered through the Company's dining programs either branded under the name iDine or provided through co-branded and private label partnerships, such as airline frequent flyer programs, club memberships or other affinity organizations. iDine Rewards Network's common stock trades on the American Stock Exchange (AMEX) and alongside its Series A Preferred Stock on the Philadelphia Stock Exchange (PHLX).

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the Company's filings with the Securities and Exchange Commission.

Contact:

iDine Rewards Network Inc., Miami
Stephen E. Lerch, 305/892-3306
or
Golin/Harris International, New York
Allan E. Jordan, 212/697-9191